SEPARATION AGREEMENT

    This Separation Agreement (the “Agreement”) is entered into by and between Laura B. White (“Releasor”) and PRA Group, Inc. (“PRA”).

BACKGROUND

WHEREAS, Releasor has been employed by PRA as Chief Risk & Compliance Officer; and

WHEREAS, PRA and the Releasor have determined that it is in the parties’ mutual best interest that Releasor be separated from her employment with PRA effective July 31, 2023; and

    NOW, THEREFORE, in consideration of the promises and mutual promises contained herein, PRA and Releasor agree to the following:

1. EMPLOYMENT: Releasor agrees that the separation of her employment with PRA in her role as Chief Risk & Compliance Officer will be effective July 31, 2023 (“Separation Date”). Releasor will be on garden leave through July 31, 2023 and will not have any employment duties, although Releasor agrees to make herself available at reasonable times for reasonable transition service requests from PRA. Releasor understands and agrees that her employment with PRA will not be resumed at a future date. Releasor also agrees that she shall fully cooperate with PRA in the transition of her duties. Should Releasor revoke this Agreement, she will not receive any benefits under this Agreement, including the payments described in Section 2 below.

2. SEPARATION TERMS: PRA agrees to pay Releasor the following upon Releasor’s execution of this agreement:

a.Standard Termination Payments: Releasor will receive standard termination payments which include (1) any earned and unpaid Annual Base Salary through the Termination Date; (2) any unreimbursed business and entertainment expenses that are reimbursable through the Termination Date; and (3) any accrued but unused PTO as of the Termination Date.

b.Salary Continuation Payments: Releasor will receive salary continuation payments in the amount of one times Releasor’s Base Salary. The Salary Continuation Payments will be payable in equal bi- monthly installments over the 14-month period following the Termination Date. Except to the extent required to be delayed pursuant to Section 409A of the Internal Revenue Code, the Salary Continuation Payments shall commence upon the first Company payroll date that is 14 days after the Release becomes effective and irrevocable but not later than ninety (90) days following the Termination Date;

c.Severance Bonus: Releasor will receive one times Releasor’s target Annual Bonus for 2023. The Severance Bonus will be payable in a lump sum within 30 days after the Release becomes effective and irrevocable.

d.Monthly COBRA Reimbursement: Releasor will receive monthly COBRA reimbursement payments. Any Monthly COBRA Reimbursement will be made on a taxable basis (less applicable taxes and withholdings) no later than December 31 of each calendar year during the COBRA Reimbursement Period. The Monthly COBRA Reimbursement will not be grossed up for any taxes. For the sake of clarity, in the event Releasor obtains employment with another entity and becomes eligible to receive comparable benefits from such entity, or otherwise ceases to be enrolled in PRA’s benefits plan(s) or eligible for COBRA coverage, the Monthly COBRA Reimbursement will cease.
3. OTHER DEFINED TERMS: The parties agree that, for purposes of this Agreement, the term “Releasees” means PRA, its past and present parents, subsidiaries and affiliates; its boards, groups, divisions, departments and units; and all of its past and present and former directors, trustees, officers, employees, attorneys and agents.
4. GENERAL RELEASE & CONTINUING OBLIGATIONS:

Releasor acknowledges and agrees that, except for the Standard Termination Payments, the payments set forth in Section 2(b)(c)(d) above constitute liquidated damages for any claim by Releasor for breach of contract or any other matters related to this Agreement or the termination hereunder. Furthermore, in order to receive any of the payments set forth in Sections 2(b)(c)(d) and as an express condition to PRA’s obligation to make such payments, Releasor releases and forever discharges the Releasees from all Claims based on facts arising up to the time that Releasor executes this Agreement. Releasor acknowledges that the Claims released by this Section 4 include, but are not limited to: (i) any and all Claims based on any law, statute, or constitution or based in contract or in tort or in common law, including any breach of contract or employment agreement claims; claims under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act (“ADEA”); the Fair Credit Reporting Act (“FCRA”); the Employee Retirement Income Security Act (“ERISA”), except as provided herein; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Rehabilitation Act; the Family Medical Leave Act of 1993 (“FMLA”); the Civil Rights Act of 1991; Worker Adjustment Retraining and Notification Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, Virginia Workers’ Compensation Act; or, to the fullest extent allowed by law, any other federal, state or local laws or regulations applicable to the employment relationship; (ii) all Claims under any dispute resolution or complaint procedure of any kind or for reinstatement; and (iii) any and all Claims based on or arising out of or related to Releasor’s recruitment by, employment with, the Separation of Releasor’s employment with, Releasor’s performance of any service in any capacity for, or any business transaction with, each or any of the Releasees. Releasor further agrees that, except where specified in this Agreement, the release contained in this Section 4 is a general release and is to be broadly construed as a release of any and all claims to the fullest extent allowed by law and public policy.

The parties agree that Releasor is not waiving or releasing any rights or claims that may arise after the date this Agreement is executed. The parties also agree that the release contained in this Section 4 does not include a release of Releasor’s right, if any, to payment of vested qualified retirement benefits under PRA’s ERISA plans or other plans and the right, if any, to continuation in PRA’s medical plans as provided by COBRA.

Additionally, and notwithstanding anything to the contrary contained herein, the parties agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by Releasor that she may not waive or forego as a matter of law or public policy. Specifically, nothing in this Agreement is intended to, or shall, interfere with Releasor’s rights under federal, state or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADEA, ERISA, the ADA, or their state or local counterparts) to file or otherwise institute a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”), to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or from making other disclosures that are protected under the whistleblower or other provisions of federal or state law or regulation or to cooperate with any government agency in its investigation, none of which shall constitute a breach of Sections 4 or 6 through 9 of this Agreement.

However, Releasor: (a) shall not be entitled to any relief, recovery, or money in connection with any such action brought against any of the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding; (b) acknowledges that she has been given ample opportunity to disclose to PRA, and has and will disclose prior to the Separation Date: (i) any and all information or violations of any laws or policies that could lead to a whistleblower or other similar action; (ii) which raise actual or potential compliance or regulatory concerns; or (iii) which are adverse, or potentially adverse, to PRA; and (c) acknowledges that Releasor had reported, and will report any and all workplace injuries that she has incurred or suffered prior to the Separation Date.

    5. CONFIDENTIALITY: Releasor agrees that matters relating to the terms of this Agreement (including discussions that led up to it), and the terms of the Agreement itself, shall remain confidential and that Releasor will not disclose such to anyone except to Releasor’s legal counsel; and, at Releasor’s option, to Releasor’s financial advisors or spouse. Releasor agrees that she has the obligation to instruct the recipient of such information that the information is confidential and not to be re-disclosed.

        Disclosure of the information described in Sections 5 through 8 of this Agreement by Releasor shall constitute a material breach of this Agreement. Failure to abide by the terms of this confidentiality provision will result in the forfeiture of the compensation listed above.

    6. BUSINESS RECORDS AND COMPANY PROPERTY: Releasor acknowledges that all business records maintained by or on behalf of Releasees, in any medium whatsoever, are the property of, and are owned by, Releasees.

Releasor agrees that Releasor shall immediately return to Releasees any and all business records in any medium whatsoever and any and all Releasees’ property in Releasor’s possession, including, but not limited to files, records, manuals, cellular devices, computer equipment, credit cards, company vehicles, parking pass, office/desk keys (if applicable), ID badge, and other tangible and intangible property belonging to Releasees.

    7. PROPRIETARY INFORMATION: Releasor agrees that she will not disclose any non-public information related to the Releasees which: (a) is proprietary or confidential, including, but not limited to, proprietary or confidential information relating to the Releasees’ employees or business practices; or (b) concerning any administrative proceeding, external investigation or litigation involving the Releasees. Disclosure of information is intended to include any manner of communication, whether verbal discussions, written documentation, electronic mail messages, fax transmissions or any other sharing of information or data.

Notwithstanding anything in this Agreement, Releasor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Releasor will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Releasor files a lawsuit for retaliation by Releasees for reporting a suspected violation of law, Releasor may disclose the trade secret to his attorney and use the trade secret information in court proceedings, if Releasor files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. NONDISPARAGEMENT: Releasor agrees not to do or say anything that reasonably may be expected to have the effect of criticizing or disparaging the Releasees or diminishing or impairing the goodwill and reputation of the Releasees or the products and services they provide. Releasor further agrees not to assert that any current or former employee, agent, board member, director or officer of the Releasees has acted improperly or unlawfully with respect to Releasor or any other person regarding employment. Releasor further agrees not to assist current or former employees of the Releasees to make disparaging claims against Releasees.

9. NON-COMPETITION: Releasor agrees that for a period of one (1) year following the execution of this Agreement, Releasor will not, directly or indirectly, own, manage, operate, join, control, be employed by or with a Competing Business where doing so will require Releasor to provide the same or substantially similar services to any entity engaged in the business of buying nonperforming loans, as those that Releasor provided to PRA.

10. REHIRE: Releasor acknowledges and understands that she will no longer be employed by PRA, and that she will not be considered for employment in the future by PRA or the other Releasees. Releasor covenants that she shall not apply for or otherwise seek employment with PRA or the other Releasees. Releasor agrees that the promises in this Agreement shall serve as a sufficient basis for not being re-hired by PRA or the other Releasees. Further, Releasor agrees that if mistakenly employed by PRA or the other Releasees, her promises herein provide just cause for PRA or the other Releasees to separate her employment.

11. COOPERATION: For a period of at least twelve (12) months following the execution of this Agreement, Releasor agrees to cooperate fully and completely with PRA, and any of the other Releasees, in any matter related to PRA’s services or activities, to include the following, without limitation: (a) to be available to provide such information as may be requested by PRA in connection to all matters with which Releasor was involved during her employment with PRA; (b) to be available to provide such information as may be requested by PRA in connection to all matters about which Releasor had information or knowledge during her employment with PRA; and (c) in all pending and future litigation (including claims asserted with administrative agencies) involving PRA or any of the other Releasees. Releasor further agrees to cooperate fully with PRA in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Releasor was employed with PRA.

12. NO ADMISSION OF LIABILITY: The parties agree that this Agreement is not, and shall not be construed as an admission by the Releasees or any of their respective officers, agents, board members, or employees, of any improper or unlawful acts regarding Releasor’s employment or Separation of employment with PRA.

13. ENTIRE AGREEMENT: With the exception of any separate confidentiality agreements entered into between the parties, which shall remain in effect, the parties agree that this Agreement contains the entire agreement between the parties herein with respect to the employment, and separation of Releasor’s employment with PRA.

    14. SEVERABILITY: If any part, term or provision of this Agreement is held by a court or administrative body to be illegal or in conflict with any law or public policy, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular invalid part, term or provision.

15. NO WAIVER: No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of any term or provision of the Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. BREACH OF THE AGREEMENT: It is understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. Should Releasor breach this Agreement, she hereby forfeits all payments offered under this Agreement and PRA will be entitled to recover its costs and attorneys’ fees resulting from any costs incurred to recover such Payment(s).
17. EXECUTION OF BINDING AGREEMENT: The parties agree that this Agreement may be executed in one or more counterparts each of which will constitute one and the same instrument. All executed copies of this Agreement and photocopies thereof shall have the same force and effect, and shall be as legally binding and enforceable, as the original. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and assigns.

18. FORUM AND GOVERNING LAW: The parties agree that any suit to enforce the terms of this Agreement shall be brought in the Circuit Court for the City of Norfolk, Virginia, and that any question or controversy regarding the formation, construction, interpretation, validity and enforcement of the Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law provisions.

19. OTHER REPRESENTATIONS: Releasor agrees: (a) that she has carefully and completely read and understands the terms of this Agreement and voluntarily accepts such terms for the purpose of making a full and final compromise and separation of all claims of any kind, disputed or otherwise, against the Releasees; and (b) that she is receiving adequate consideration to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as set forth below.

Laura B. White By:__________________________ Date: ________________________	PRA Group, Inc. By: _____________________________ Name: ___________________________ Title: ____________________________ Date: ____________________________

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